Triad Investment Management

Code of Ethics

Revised: June 17, 2015

CODE OF ETHICS AND STANDARDS OF BUSINESS CONDUCT

1 Introduction

Triad Investment Management, LLC (“Triad”) is an investment adviser registered with the U.S. Securities and Exchange Commission (“Commission”) under the Investment Advisers Act of 1940 (the “Advisers Act”). Pursuant to Rule 204A-1 of the Advisers Act, an investment adviser is required to establish, maintain, and enforce a written code of ethics that must set forth standards of conduct expected of advisory personnel and address conflicts that arise from personal trading by advisory personnel.

Similar requirements to adopt a written code of ethics exist under Rule 17j-1 of the Investment Company Act of 1940 (the “Investment Company Act”) for investment advisers to registered investment companies.

2 Scope of the Code

Triad has adopted the following Code of Ethics and Standard of Business Conduct (“the Code”), which will govern the activities of all Supervised Persons (defined below).

2.1 Supervised Person

Triad’s “Supervised Persons” are:

1. Triad’s directors and officers (or other persons occupying a similar status or performing similar functions);

2. Employees; and

3. Any other persons who provide advice on behalf of Triad and are subject to Triad’s supervision and control.

All Supervised Persons of Triad are subject to and required to comply with the Code at all times. The Code and subsequent Compliance Policies & Procedures (“P&P”) make use of functional titles/roles to identify Supervised Persons and their responsibilities. As a Supervised Person, you should be mindful that you may have multiple functional roles and must take care to identify all of the policies and procedures for which you are responsible.

2.2 Chief Compliance Officer

David Hutchison is the Chief Compliance Officer (“CCO”) for Triad. The CCO is responsible for the administration of Triad’s compliance program. Any questions regarding the Code should be addressed with the CCO.

The Code requires Supervised Persons to report or disclose to and/or seek approval from the CCO for certain activities. In the case of the CCO, the CCO will report to and seek approval from John Heldman (the “Managing Director”), who will review such activities. The Managing Director, who is responsible for the general supervision of all Supervised Persons of Triad, will also serve as a backup to the CCO in the absence of the CCO during vacations, extended illness, or incapacity. However, the Managing Director may never approve his/her own activities.

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2.3 Amendments

The Code does not attempt to anticipate every ethical dilemma that Triad might face. Instead, it sets forth general guidelines on certain issues for maintaining Triad’s high ethical standards. Triad recognizes the need to respond flexibly to ever-changing business needs and circumstances. Accordingly, Triad will revoke, modify, interpret, and apply its guidelines, policies, or procedures at the CCO’s discretion.

For any mutual fund to which Triad provides investment management services, Triad will submit a copy of the Code for approval by the mutual fund’s board of directors:

a. Initially, before it is retained as an investment adviser to the mutual fund; and

b. With each material change, no later than six months after adoption of the change.

2.4 Acknowledgements

1. Triad will provide to each Supervised Person a copy of the Code and any amendments to the Code at time of hire and each time it is amended.

2. Each Supervised Person must acknowledge with each version, in writing, that he or she has received a copy of the Code.

3 Fiduciary Duty

Triad is an investment adviser and as such is a fiduciary that owes its clients a duty of undivided loyalty. Triad and our Supervised Persons will:

1. Act for the benefit of our clients, and place clients’ interests before our own;

2. Act in a position of trust and fiduciary responsibility to clients and do nothing to violate that trust;

3. Conduct ourselves with integrity and dignity, and act in an ethical manner in dealings with the public, clients, and prospects;

4. Act with competence, use reasonable care and exercise independent professional judgment;

5. Exercise independence in making investment decisions for clients;

6. Conduct personal securities transactions in a manner that is consistent with the Code and act to avoid actual or potential conflicts of interest or abuse of our position of trust and responsibility;

7. Eliminate and/or disclose all conflicts of interest;

8. Safeguard and keep confidential nonpublic personal information of clients; and

9. Comply with applicable federal securities laws.

Triad and our Supervised Persons will not:

1. Employ any device, scheme or artifice to defraud a client;

2. Make any untrue statement to a client or omit to state a material fact necessary in order to make the statements made to a client, in light of the circumstances under which they are made, not misleading;

3. Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on a client; or

4. Engage in any manipulative practice with respect to a client.

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4 Standards of Business Conduct

This Code summarizes the standards of conduct for Supervised Persons of Triad. Its purpose is to promote and maintain the highest level of professional conduct and business ethics among all Supervised Persons, so that we do not compromise our clients’ wellbeing and interests.

4.1 Compliance with Securities Laws & Rules

Supervised Persons must comply with all applicable federal securities laws. Furthermore, Supervised Persons must not engage in any professional conduct involving dishonesty, fraud, deceit, or misrepresentation.

Federal securities laws means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act, the Investment Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the U.S. Securities and Exchange Commission (the “Commission”) under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

4.2 Conflicts of Interest

Supervised Persons will make best efforts in identifying actual and potential conflicts of interest. Supervised Persons will seek to avoid conducting personal or private business that conflicts with, or gives the appearance of conflicting with, the interests of the firm or its clients. Further, the appearance alone of a conflict of interest can be as damaging to the firm as an actual conflict.

Where potential conflicts cannot be eliminated, Supervised Persons will fully disclose material facts concerning that conflict to the client(s). Triad considers a “conflict of interest” to be any situation in which Supervised Persons’ own interests could interfere with his/her responsibilities as a representative of Triad.

4.3 Outside Business Activities

1. Each Supervised Person has a duty of loyalty to the firm, and your efforts should be devoted to the firm’s business. Triad encourages your participation in outside business activities that are civic, charitable, and/or professional in nature and that enhance your professionalism and the reputation of the firm. Simultaneously, Triad recognizes that outside business activities may create conflicts of interest.

2. Each Supervised Person must disclose, at the time you become a Supervised Person of Triad and upon any change thereafter, all outside business activities, whether for compensation or not.

3. Supervised Persons may not engage in any outside business activity that relates to money management and/or is in competition with services provided by Triad without first receiving prior written approval from the CCO. In addition, a Supervised Person, before taking a position on the board of a public company, must notify the CCO. Supervised Persons are prohibited from serving on the board of any company that is a portfolio holding of the Fund.

4. All pre-approvals must be sought and notices must be made in writing with a clear description of the activities to be performed and any compensation to be received.

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5. Outside business activity disclosures and decisions by the CCO will be maintained in an appropriate file, and applicable outside business activities will be disclosed on Form U4, Form ADV, and/or and the Supervised Person’s Form ADV Part 2B supplement, if applicable.

6. Outside business activities requiring disclosure include, but are not limited to:

a.	Being employed by or compensated by any other entity;

b.	Being active in any other business, including part-time, evening, or weekend employment;

c.	Serving as an officer, director or partner in any other entity;

d.	Serving on the board of a public company;

e.	Ownership interest in any non-publicly traded company or other private, non-real property investment;

f.	Engaging in any public speaking or writing activities related to investment management;

g.	Acting as a trustee for client accounts, with the exception of immediate or close family accounts;

h.	Acting as a general partner of a client limited partnership, or acting as a managing member of a client limited liability company;

i.	Holding a seat in public office, or committing to a candidacy or a formal position on a campaign committee;

j.	Operating a hedge fund or sponsoring or participating in an association or group formed to invest in securities (e.g., an investment club); or

k.	Recommending another firm’s financial planning, investment management, brokerage, or similar services for a referral fee.

4.4 Maintenance of Independence and Objectivity

Supervised Persons will use particular care and good judgment to achieve and maintain independence and objectivity in the performance of their roles and responsibilities. Supervised Persons will avoid giving or receiving any gift, donation, benefit, service, or other favor that might affect the performance of their roles and responsibilities (or be seen to potentially affect them), or which might compromise the credibility of Triad.

4.4.1 Gifts and Entertainment, and Travel

Triad recognizes the potential conflicts of interest when Supervised Persons gives and/or receive gifts, entertainment, or other items of value to/from any person or entity that does business with the firm. The overriding principle is that Supervised Persons will not accept inappropriate gifts, favors, entertainment, special accommodations, or others things of material value that could influence decision-making or make them feel beholden to another person or firm. Similarly, Supervised Persons will not offer gifts, favors, entertainment, or other things of value that may be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the firm.

Triad has adopted the following policies and procedures regarding giving and/or receiving gifts and entertainment:

1. Supervised Persons will not give a gift to any client, vendor, potential vendor, or anyone else that does business or seeks to do business with the firm, in excess of $300 per

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person/entity per calendar year.

2. Supervised Persons will not make gifts to potential clients with the exception of de minimis items that would be considered exclusions under these policies (see below).

3. Supervised Persons will not accept any gift or other item from any client, potential client, vendor, potential vendor, or anyone else that does business with or seeks to do business with the firm that is in excess of $300 or less per person/entity per calendar year.

4. Cash and/or cash equivalents will never be offered or accepted, regardless of the amount. For purposes of this policy, gift cards are not considered cash equivalents.

5. For purposes of this policy, monetary contributions to client-directed charitable organizations shall generally be treated according to the same standards and dollar limits as gifts. However, this rule does not apply to contributions of Supervised Persons’ personal time to charitable functions.

6. Supervised Persons will not provide or accept extravagant or excessive entertainment to or from a client, prospective client, or any person or entity that does or seeks to do business with the firm. They may provide or accept a business entertainment event, such as a dinner, sporting event, or concert of reasonable value, as well as any transportation and/or lodging accompanying or related to such activity or event. Normally, they will be present. Triad does not consider these occasional entertainment expenses to be gifts and therefore does not count them toward the annual gift allowance. However, no entertainment expense will be given or accepted in such frequency or amount that would violate Triad’s overriding principle as stated above. Generally, business entertainment of not more than $300 per individual is considered reasonable.

7. From time to time, Supervised Persons may receive offers to attend conferences, seminars, or similar events provided by or sponsored by a person or entity that does or seeks to do business with the firm, such as, a mutual fund company, custodian, or broker-dealer. They may accept invitations to and costs associated with attendance of events, such as travel, hotel, meals, and conference fees, but will not accept such offers in violation of the overriding principle to remain independent, objective, and not feel beholden to anyone.

8. Triad will maintain a record of gifts and entertainment given to and/or received in the firm’s financial records. Any exceptions to the above policies will be documented.

4.4.2 Exclusions

The following items are not subject to Triad’s Gifts and Entertainment policies:

1. Gifts of a personal nature, such as wedding gifts or congratulatory gifts for the birth of a child;

2. Gifts and entertainment given to or received from individuals who are also family members of Supervised Persons; and

3. Items of de minimis value given or received such as pens, mugs, shirts, golf balls, and other similar promotional items.

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4.5 Additional Standards

As a matter of professional integrity and responsibility, Supervised Persons shall always abide by the higher standard in situations where there exists varying procedures among multiple entities.

4.5.1 Chartered Financial Analysts (CFA)

In addition to the standards as set forth according to the Code, Supervised Persons is also bound by the Code of Ethics and Standards of Professional Conduct, which has been adopted by the Chartered Financial Analyst Institute.

5 Personal Trading

Triad’s policy permits Supervised Persons to maintain personal securities accounts provided that personal investing is consistent with Triad’s fiduciary duty to its clients and with regulatory requirements. Personal securities transactions must never adversely affect clients. Triad will ensure that the interests of clients come first, and that personal trading activity complies with applicable securities laws.

5.1 Access Person

An Access Person is defined as follows:

1. Triad’s directors and officers;

2. Any Supervised Person who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund; or

3. Any Supervised Person who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

Triad maintains a record of our current and former Access Persons.

All Personal Trading policies and procedures, including all subsections outlined below, shall also apply to immediate family of Access Persons living in the same household (as defined below), trusts for which the Access Person serves as a trustee, and/or any account of which an Access Person is a beneficial owner.

5.1.1 Immediate Family

For purposes of the Code, “immediate family” of an advisory representative means any of the following persons who reside in the same household as Supervised Persons:

Child	Grandparent	Son-In-Law
Stepchild	Spouse	Daughter-In-Law
Grandchild	Sibling	Brother-In-Law
Parent	Mother-In-Law	Sister-In-Law
Stepparent	Father-In-Law

Immediate family includes adoptive relationships and any other relationship (whether or not recognized by law or shown above), which the CCO determines could lead to the possible conflicts of interest, diversions of corporate opportunity, or appearances of impropriety, which this Code is intended to prevent.

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5.1.2 Beneficial Owner

For purposes of the Code, Supervised Persons is a “beneficial owner” if they have a direct or indirect pecuniary interest in the securities. This may include but is not limited to any of the following: Securities held by members of Supervised Persons’ immediate family sharing the same household, his interest in securities held by a trust, and his right to acquire equity securities through the exercise or conversion of any derivative security, whether or not presently exercisable.

5.2 Personal Securities Transactions Policy

Triad permits Access Persons, as that term is defined above, to transact in personal securities accounts provided that investing by Access Persons is consistent with Triad’s fiduciary duty to our clients and with regulatory requirements.

1. Access Persons must obtain pre-approval for any personal trades in IPOs or limited offerings prior to execution of the order.

2. Personal securities transactions must never adversely affect clients.

3. Access Persons’ trades in positions also held by clients should take place only after all transactions in clients’ accounts have been executed/placed. Further, as trades are being considered in clients’ accounts, no Access Person is permitted to effect transactions in securities under consideration until all client transactions have been effected or the security is no longer being considered for any client’s account. An exception may be made when the trade is conducted in compliance with the policies as discussed in Order Aggregation and Trade Allocation.

4. Triad will monitor trading activity of our Access Persons to confirm that the interests of clients come first and that their trading activity complies with applicable securities laws. Securities transactions and holdings in any account of an Access Person, including accounts for which the Access Person is considered a beneficial owner (see definition above), are subject to review by Triad.

5. The CCO will generally consider the following factors when reviewing Reportable Security holdings and transactions reports as well as pre-clearance requests: a. Whether the investment opportunity should be directed to a client’s account; b. Whether the amount or nature of the transaction affected the price or market for the security; c. Whether the Access Person benefited from purchases or sales being made for clients; d. Whether the transaction harmed any client; and e. Whether the transaction has the appearance of impropriety.

The CCO will conduct a quarterly review of personal trades of Access Persons against the trades executed for clients. In the event that Triad’s personal trading policies were violated, even if inadvertently, the trade may be canceled and any profits disgorged depending on the perceived or actual breach of fiduciary duty to clients.

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5.2.1 Reportable Securities

A “Reportable Security” does not include securities that are:

1. Direct obligations of the Government of the United States;

2. Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

3. Shares issued by money market funds;

4. Shares issued by open-end funds (this exception does not apply to Exchange Traded Funds (ETFs) and reportable funds*);

5. Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds*; and

6. Records related to transactions and holdings in 529 Plans.

*reportable funds include funds of fund companies affiliated with Triad or to which Triad provides investment advice or other advisory services.

5.2.2 Ban on Short-Term Trading Profits

Access Persons must refrain from trading for short-term profits in certain securities. All personal and proprietary transactions in securities also owned by clients or that are being considered in client accounts are subject to the following ban on short-term trading profits:

1. All personal and proprietary transactions subject to the pre-clearance policy above are also subject to a holding period of at least thirty (30) days when the security (and/or any derivative position) is currently held or being considered for purchase in client accounts.

2. If a position is being sold at a loss, the mandatory holding period will be waived.

3. Exceptions to the 30-day hold period may be made as long as no Triad client would be disadvantaged by the transaction.

4. Access Persons will also consider any circumstance where the security is not currently owned by Triad clients, but where any Triad client could nonetheless be potentially affected adversely by the transaction.

5.2.3 Exceptions to the Personal Trading Policies

Under certain limited circumstances, exceptions may be made to the policies stated above. Access Persons will maintain records of these trades, including the reasons for any exceptions.

5.3 Personal Security Holdings and Transaction Records

Access Persons must disclose to Triad holdings and transactions in securities or other investments for which the Access Person is a beneficial owner.

5.3.1 Personal Holdings Reports

1. Access Persons must, within ten (10) days of becoming an Access Person and at least annually thereafter, report to the CCO all personal securities holdings of Reportable Securities (including limited offering holdings) on the firm’s Holdings Report or a supplemental report containing the same information.

2. Each Holdings Report must contain, at a minimum, the following information:

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a. The title and type of security, and as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the Access Person has any direct or indirect beneficial ownership; b. The name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and c. The date the Access Person submits the report.

3. The required information must be current as of a date not more than 45 days prior to the employee becoming an Access Person (for initial reports) or the date the report is submitted (for annual reports).

4. The CCO will conduct a periodic review of the holdings reports and brokerage statements for potential conflicts of interest or violations of the Code. The Managing Director will review the holdings of the CCO.

5.3.2 Personal Security Transaction Reports

1. Access Persons must report all personal securities transactions in Reportable Securities (including limited offering transactions) on a quarterly basis. Access Persons must also report on a quarterly basis any account that was established in which any securities were held during the quarter for the direct or indirect benefit of the Access Person.

2. Access Persons must provide a signed Quarterly Securities Transaction Report to the CCO no later than thirty (30) days after the end of each calendar quarter.

3. Each transaction report must contain, at a minimum, the following information about each transaction involving a Reportable Security in which the Access Person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership: a. The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Reportable Security involved; b. The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); c. The price of the security at which the transaction was effected; d. The name of the broker, dealer or bank with or through which the transaction was effected; and e. The date the Access Person submits the report.

4. Each transaction report must also contain the following information with respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person: The name of the broker, dealer, or bank with which the Access Person established the account; the date the account was established; and the date the Access Person submits the report.

5. The CCO will review the personal transaction activity for violations of insider trading, front running, pre-clearance of trades (as described above), conflicts with trades in managed accounts and (when applicable) client directed trades in unmanaged accounts, and other potentially abusive practices. The Managing Director will review the transactions of the CCO.

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6 Insider Information

Pursuant to Section 204A of the Advisers Act, registered investment advisers are required to maintain and enforce written policies reasonably designed to prevent the misuse of material nonpublic information by the adviser or any person associated with the adviser.

The securities laws prohibit improper disclosure or use of nonpublic information relative to publicly traded securities. Violations of the prohibitions against “insider trading” are punishable by severe sanctions, including criminal penalties. In general, the securities laws prohibit trading by a person while in the possession of material nonpublic information about a company or about the market for that company’s securities. The securities laws also prohibit a person who is in possession of material nonpublic information from communicating any such information to others.

Insider trading violations are likely to result in harsh consequences for the individuals involved, including exposure to investigations by the Commission, criminal and civil prosecution, disgorgement of any profits realized or losses avoided through the use of the nonpublic information, civil penalties of up to $1 million or three times such profits or losses, whichever is greater, exposure to additional liability in private actions, and incarceration.

6.1.1 Insider

The term “insider” includes both traditional insiders and temporary insiders. A traditional insider is generally any officer, director, partner, manager, or employee of a company who obtains material nonpublic information about that company by virtue of his/her position or relationship with the company. A traditional insider who acts on inside information breaches a duty of trust and confidence to the shareholders of his/her corporation. A temporary insider is any person who receives material nonpublic information about a company in the course of performing services for the company. Temporary insiders may include, but are not limited to, accountants, lawyers, consultants, underwriters, or the immediate family members of traditional insiders. A temporary insider who acts on inside information breaches a duty of loyalty and confidentiality to the person who shared the confidential information with him/her. An insider who becomes aware of and uses or discloses material nonpublic information about a company obtained as the result of his/her relationship with another company may be deemed to have misappropriated such information.

6.1.2 Material

The term “material information” is generally defined as information that a reasonable investor would consider important in making his/her investment decision with respect to a company’s securities or information that is reasonably certain to affect the market price of the company’s securities, regardless of whether the information is directly related to the company’s business. Material information may include, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant new products or discoveries, significant mergers or tender offer proposals or agreements, developments regarding major litigation by or against the company, liquidity or solvency problems, extraordinary management developments, or similar major developments.

6.1.3 Nonpublic

Information is to be considered “nonpublic” until it has been effectively disseminated to the marketplace for a sufficient period of time to be reflected in the security’s price. Information remains nonpublic until it has been publicly disclosed, meaning that it has been broadly

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distributed to the public in a non-exclusionary manner, such as via a filing with the Commission, or by appearance in publications of general circulation.

6.2 Policies

All Supervised Persons must adhere to the following:

1. Any Supervised Person having doubts regarding the propriety of a proposed securities transaction should seek advice from the CCO.

2. No Supervised Person may communicate or “tip” material nonpublic information about a company to any person except for lawful purposes.

3. No Supervised Person may disclose material nonpublic information about a company or the market for that company’s securities to any person except to the extent necessary to carry out the legitimate business obligations of Triad.

4. Mutual fund holdings are considered nonpublic until they have been disseminated to the public (such as through publicly available filings with the Commission). No Supervised Person may disclose the holdings of any mutual fund advised by Triad until the holdings have become public. Supervised Persons should check with the CCO before disclosing any holdings of Triad-advised funds.

6.3 Procedures and Responsible Party

1. Every Supervised Person is required to disclose any outside business activities to the CCO.

2. Every Supervised Person must disclose to the CCO any other activities they engage in that may reasonably cause them to have access to inside information.

3. If necessary, the CCO will develop and maintain “restricted lists” and “watch lists” which identify the securities that may not be traded in client, employee and proprietary accounts without prior approval from the CCO.

4. Every Supervised Person, before trading or making investment recommendations, for themselves or others, in the securities of a company about which the Supervised Person may have potential insider information, must consider whether the information is material and nonpublic. If after consideration, the information is determined to be material and nonpublic, or the Supervised Person is unable to determine whether the information is material and nonpublic, the Supervised Person must do the following: a. Report the matter immediately to the CCO; b. Not purchase, sell or recommend securities on behalf of yourself or others, including accounts managed by Triad; c. Not communicate the information inside or outside Triad other than to the CCO or senior management.

After the CCO has reviewed the matter, the Supervised Person will be instructed as to the proper course of action to take.

5. Triad will distribute to our Supervised Persons at time of hire, and at least with each newly updated version, the firm’s insider trading policy, by providing this Code. Every

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Supervised Person will be required to certify that they have received the Code.

6. Triad will periodically review and update our insider trading policies as necessary to reflect regulatory, business, or industry changes.

7. Triad’s CCO will review Access Persons’ holdings and transaction reports for potential violations of the policy.

6.4 Questions about Triad’s Insider Trading Policy

While compliance with the law and with Triad’s policies and procedures described in this manual is each individual’s responsibility, interpretive questions may arise, such as whether certain information is material or nonpublic, or whether trading restrictions should be applicable in a given situation. Any questions should immediately be addressed to the CCO, who has been designated by Triad to respond to such questions.

6.5 Violations of Insider Trading

Violations of Triad’s policies and procedures relative to prohibitions against insider trading will be regarded with the utmost seriousness and will constitute grounds for immediate dismissal and/or reporting to all applicable legal authorities.

7 Preserving Confidentiality

Triad has implemented policies and procedures, which are outlined in the firm’s policies and procedures manual, to limit the sharing of and access to nonpublic personal information regarding the firm’s clients. Supervised Persons will at all times preserve the confidentiality of information communicated by clients, unless they receive information concerning illegal activities on the part of the client.

8 Reporting Violations

Supervised Persons must promptly report any violation or suspected violation of the Code or of any securities laws or rules to the CCO. Such reports will be treated confidentially to the extent permitted by law and investigated promptly and appropriately. Reporting may be on an anonymous basis. No retaliation or retribution of any kind will be taken against a Supervised Person for reporting a violation or potential violation in good faith. Retaliation against a person for reporting an alleged violation is also a violation of this Code. All reports will be promptly investigated and, if deemed necessary, appropriate action will be taken. The CCO will be responsible for leading any investigations.

Per Rule 17j-1 under the Investment Company Act, investment advisers to mutual funds must annually provide to the mutual fund’s board of directors a written report that:

1. Describes any issues arising under the code of ethics or procedures since the last report to the board of directors, including, but not limited to, information about material violations of the code or procedures and sanctions imposed in response to the material violations; and

2. Certifies that the investment adviser has adopted procedures reasonably necessary to prevent Access Persons from violating the code.

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8.1 Sanctions/Disciplinary Policy

Triad may use any or all of the following sanctions against any Supervised Person found to have violated either the Code or the firm’s P&P.

1. Cancel trades, disgorge profits and/or sell positions

2. Letter of caution

3. Admonishment

4. Fine, disgorgement

5. Suspension of personal trading privileges

6. Suspension of employment

7. Termination of employment

8. Report violation to regulatory authorities

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